EXHIBIT 99.1

PRESS RELEASE DATED APRIL 24, 2019

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519
FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES FIRST QUARTER 2019 RESULTS - 10% INCREASE IN QUARTERLY CASH DIVIDEND - $37.2 MILLION STOCK REPURCHASE PLAN APPROVAL

NOTABLE ITEMS INCLUDE:

•	DILUTED EARNINGS PER SHARE OF $0.19 FOR THE FIRST QUARTER OF 2019, COMPARED TO

◦	$0.21 diluted earnings per share for the fourth quarter of 2018, including $0.01 per diluted share of excess tax benefits related to the exercise or vesting of equity awards

◦	$0.22 diluted earnings per share for the first quarter of 2018, including $0.02 per diluted share of excess tax benefits related to the exercise or vesting of equity awards

•	TOTAL ASSETS INCREASED $147.0 MILLION, OR 3.3%, WITH AN INCREASE IN SECURITIES OF $87.2 MILLION, OR 10.5%

•	ORIGINATED LOANS, NET, INCREASED $49.0 MILLION, OR 7.3% ANNUALIZED

•	DEPOSITS INCREASED $122.0 MILLION, OR 16.2% ANNUALIZED, EXCLUDING BROKERED

•	CASH DIVIDEND INCREASED 10%, TO $0.11 PER SHARE

WOODBRIDGE, N.J., APRIL 24, 2019 -- NORTHFIELD BANCORP, INC. (Nasdaq:NFBK), the holding company for Northfield Bank, reported diluted earnings per common share of $0.19 for the three months ended March 31, 2019, compared to diluted earnings per common share of $0.21 for the three months ended December 31, 2018, and diluted earnings per common share of $0.22 for the three months ended March 31, 2018. Earnings for the three months ended December 31, 2018, and March 31, 2018, included excess tax benefits related to the exercise or vesting of equity awards of $514,000, or $0.01 per diluted share, and $869,000, or $0.02 per diluted share, respectively. There were no material excess tax benefits for the three months ended March 31, 2019.
Commenting on the quarter, Steven M. Klein, the Company's President and Chief Executive Officer, noted, “We reported strong financial results for the three months ended March 31, 2019, as we continued to successfully execute on our key strategic initiatives focused on prudent and disciplined loan and deposit growth, technology investment and implementation, team member training and development, and promotion of our brand.” Mr. Klein continued, “Our strong capital and risk management processes, combined with continued profitability, support the Company’s implementation of a $37.2 million stock repurchase plan and an increase to our quarterly cash dividend.”

Mr. Klein further noted, “I'm pleased to announce that the Board of Directors has declared a 10% increase to our cash dividend, to $0.11 per common share, payable on May 22, 2019, to stockholders of record on May 8, 2019.”

Results of Operations
Comparison of Operating Results for the Three Months Ended March 31, 2019 and 2018

Net income was $8.8 million and $10.4 million for the three months ended March 31, 2019, and March 31, 2018, respectively. Significant variances from the comparable prior year period are as follows: a $214,000 decrease in net interest income, a $909,000 increase in non-interest income, a $2.1 million increase in non-interest expense, and a $266,000 increase in income tax expense.

Net interest income for the three months ended March 31, 2019, decreased $214,000, or 0.8%, to $27.3 million, from $27.5 million for the three months ended March 31, 2018, as a 30 basis point decrease in our net interest margin to 2.63% more than offset a $390.1 million, or 10.2%, increase in our average interest-earning assets. The decrease in net interest margin was primarily due to the increased cost of our interest-bearing liabilities, which increased 49 basis points to 1.47% for the three months ended March 31, 2019, from 0.98% for the three months ended March 31, 2018. The increase in our average interest-earning assets was due to increases in average loans outstanding of $86.1 million, average mortgage-backed securities of $141.3 million, average other securities of $155.5 million, and average interest-earning deposits in financial institutions of $10.2 million, partially offset by a decrease in average Federal Home Loan Bank of New York (“FHLBNY”) stock of $3.1 million. Net interest income for the three months ended March 31, 2019, included loan prepayment income of $420,000 as compared to $628,000 for the three months ended March 31, 2018. Yields earned on interest-earning assets increased 11 basis points to 3.80% for the three months ended March 31, 2019, from 3.69% for the three months ended March 31, 2018, driven by higher yields in all asset classes.

The provision for loan losses remained relatively stable at $59,000 for the three months ended March 31, 2019, compared to $34,000 for the three months ended March 31, 2018, as an improvement in qualitative factors offset an increase in provision from loan growth. Net charge-offs for the three months ended March 31, 2019, were $70,000 compared to net charge-offs of $22,000 for the three months ended March 31, 2018.

Non-interest income increased $909,000, or 37.8%, to $3.3 million for the three months ended March 31, 2019, from $2.4 million for the three months ended March 31, 2018, primarily due to a $1.1 million increase in gains on securities transactions, net. For the three months ended March 31, 2019, securities gains, net, included gains of $1.1 million related to the Company’s trading portfolio, compared to gains of $106,000 in the comparative prior year period. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the Plan). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan.

Non-interest expense increased $2.1 million, or 12.1%, to $19.2 million for the three months ended March 31, 2019, compared to $17.1 million for the three months ended March 31, 2018. This is due primarily to a $1.9 million increase in employee compensation and benefits, $1.0 million of which is related to the Company's deferred compensation plan which is described above and has no effect on net income, with the remainder attributable to increased costs associated with new hires related to branch openings and new lending personnel, merit increases effective January 1, 2019, and higher medical benefit costs.

The Company recorded income tax expense of $2.6 million for the three months ended March 31, 2019, compared to $2.3 million for the three months ended March 31, 2018. The effective tax rate for the three months ended March 31, 2019, was 22.9% compared to 18.3% for the three months ended March 31, 2018, the increase being primarily due to lower excess tax benefits related to the exercise or vesting of equity awards. Excess tax benefits were $93,000 and $869,000 for the quarters ended March 31, 2019, and March 31, 2018, respectively.

Comparison of Operating Results for the Three Months Ended March 31, 2019, and December 31, 2018

Net income was $8.8 million and $9.9 million for the three months ended March 31, 2019, and December 31, 2018, respectively. Significant variances from the prior quarter are as follows: a $674,000 decrease in net interest income, a $548,000 decrease in the provision for loan losses, a $2.7 million increase in non-interest income, a $3.4 million increase in non-interest expense, and a $296,000 increase in income tax expense.

Net interest income for the three months ended March 31, 2019, decreased $674,000, or 2.4%, as a nine basis point decrease in our net interest margin to 2.63% from 2.72% for the quarter ended December 31, 2018, more than offset a $117.1 million, or 2.9%, increase in our average interest-earning assets. In addition there were two fewer days in the current quarter as compared to the prior quarter, which also contributed to the decrease in net interest income. The decrease in net interest margin was primarily due to an increased cost of our interest-bearing liabilities, which increased 12 basis points to 1.47% for the current quarter as compared to 1.35% for the prior quarter. The increase in our average interest-earning assets was due primarily to increases in average loans outstanding of $20.0 million, average mortgage-backed securities of $39.2 million, average other securities of $14.0 million, and average interest-earning deposits in financial institutions of $45.3 million. Net interest income for the quarter ended March 31, 2019 included loan prepayment income of $420,000, as compared to $503,000 for the quarter ended December 31, 2018. Yields earned on interest-earning assets increased two basis points to 3.80% for the quarter ended March 31, 2019, from 3.78% for the quarter ended December 31, 2018.

The provision for loan losses decreased by $548,000 to $59,000 for the quarter ended March 31, 2019, from $607,000 for the quarter ended December 31, 2018, primarily due to lower net charge-offs. Net charge-offs were $70,000 for the quarter ended March 31, 2019, compared to net charge-offs of $797,000 for the quarter ended December 31, 2018.

Non-interest income increased $2.7 million to $3.3 million for the quarter ended March 31, 2019, from $640,000 for the quarter ended December 31, 2018. This increase was primarily due to an increase of $2.8 million in gains on securities transactions, net. Securities gains, net, during the quarter ended March 31, 2019, included gains of $1.1 million related to the Company’s trading portfolio, compared to losses of $1.6 million in the quarter ended December 31, 2018. As discussed above, the trading portfolio is utilized to fund the Company’s deferred compensation plan and gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values.

Non-interest expense increased $3.4 million, or 21.7%, to $19.2 million for the quarter ended March 31, 2019, from $15.8 million for the quarter ended December 31, 2018, primarily due to a $3.9 million increase in employee compensation and benefits, $2.7 million of which is related to the Company's deferred compensation plan which as previously described has no effect on net income, with the remainder attributable to increased costs associated with merit increases effective January 1, 2019, and higher medical benefit costs in the current quarter as compared to the prior quarter. Partially offsetting the increase, were decreases of $221,000 in data processing costs and $200,000 in other non-interest expense.

The Company recorded income tax expense of $2.6 million for the quarter ended March 31, 2019, compared to $2.3 million for the quarter ended December 31, 2018. The effective tax rate for the quarter ended March 31, 2019 was 22.9% compared to 18.9% for the quarter ended December 31, 2018, the increase being primarily due to lower excess tax benefits. Excess tax benefits were $93,000 and $514,000 for the quarters ended March 31, 2019, and December 31, 2018, respectively.

Financial Condition
Total assets increased $147.0 million, or 3.3%, to $4.56 billion at March 31, 2019, from $4.41 billion at December 31, 2018. The increase was primarily due to increases in cash and cash equivalents of $8.1 million, or 10.4%, available-for sale debt securities of $86.2 million, or 10.7%, loans held-for-investment, net, of $10.7 million, or 0.3%, and the recording of our operating leased assets of $43.5 million from the adoption of Accounting Standards Update (ASU) No. 2016-02 Leases (Topic 842) on January 1, 2019, which requires us to recognize on the balance sheet right-of-use assets, which approximate the present value of our remaining lease payments.

As of March 31, 2019, we estimate that our non-owner occupied commercial real estate concentration (as defined by regulatory guidance issued in 2006) to total risk-based capital was approximately 414%. Management believes that Northfield Bank (the Bank) has implemented appropriate risk management practices including risk assessments, board approved underwriting policies and related procedures which include monitoring bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage our commercial real estate concentration risk, the Bank’s regulators could require us to implement additional policies and procedures or could require us to maintain higher levels of regulatory capital, which might adversely affect our loan originations, ability to pay dividends, and profitability.

Loans held-for-investment, net, increased $10.7 million to $3.26 billion at March 31, 2019, from $3.25 billion at December 31, 2018. Originated loans held-for-investment, net, totaled $2.73 billion at March 31, 2019, as compared to $2.68 billion at December 31, 2018. The increase was primarily due to an increase in multifamily real estate loans of $47.5 million, or 2.5%, to $1.98 billion at March 31, 2019, from $1.93 billion at December 31, 2018, partially offset by decreases in acquired loans of $37.0 million.

The following tables detail our multifamily real estate originations for the three months ended March 31, 2019 and 2018 (dollars in thousands):

For the Three Months Ended March 31, 2019
Multifamily Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$90,743	4.26%	57%	75	V	30 Years

For the Three Months Ended March 31, 2018
Multifamily Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$57,471	3.72%	51%	80	V	30 Years
1,400	3.93%	44%	180	F	15 Years
$58,871	3.72%	51%
Acquired loans decreased by $37.0 million to $509.1 million at March 31, 2019, from $546.2 million at December 31, 2018, primarily due to paydowns of one-to-four family residential and multifamily loans with weighted average interest rates (net of the servicing fee retained by the originating bank) of 3.53% and 2.85%, respectively.
PCI loans totaled $18.9 million at March 31, 2019, as compared to $20.1 million at December 31, 2018. The majority of the PCI loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $1.0 million and $1.1 million attributable to PCI loans for the three months ended March 31, 2019, and March 31, 2018, respectively.

The Company’s available-for-sale debt securities portfolio increased by $86.2 million, or 10.7%, to $894.3 million at March 31, 2019, from $808.0 million at December 31, 2018. The increase was primarily attributable to purchases of mortgage-backed and corporate securities, partially offset by paydowns and sales. At March 31, 2019, $668.0 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $225.9 million in corporate bonds, the majority of which were considered investment grade at March 31, 2019, and $274,000 in municipal bonds.

Total liabilities increased $134.0 million, or 3.6%, to $3.88 billion at March 31, 2019, from $3.74 billion at December 31, 2018. The increase was primarily attributable to an increase in deposits of $88.7 million and lease liabilities of $43.7 million, attributable to capitalization of our operating leases as a result of adoption of ASU No. 2016-02, effective January 1, 2019.

Deposits increased $88.7 million, or 2.7%, to $3.38 billion at March 31, 2019, as compared to $3.29 billion at December 31, 2018. The increase was attributable to increases of $56.9 million in transaction accounts and $84.4 million in savings accounts, partially offset by decreases of $20.1 million in money market accounts, and $32.5 million in certificates of deposit. Deposit account balances are summarized as follows (dollars in thousands):

	March 31, 2019	December 31, 2018
Transaction:
Non-interest bearing checking	$380,681	$395,375
Negotiable orders of withdrawal	529,610	458,012
Total transaction	910,291	853,387
Savings and Money market:
Savings	678,712	594,290
Money market	721,810	741,939
Total savings	1,400,522	1,336,229
Certificates of deposit:
Brokered deposits	242,061	275,398
$250,000 and under	697,575	696,957
Over $250,000	124,756	124,541
Total certificates of deposit	1,064,392	1,096,896
Total deposits	$3,375,205	$3,286,512

Included in the table above are business and municipal deposit account balances as follows (dollars in thousands):

	March 31, 2019	December 31, 2018

Business customers	$474,866	$468,166
Municipal customers	$399,979	$337,053

Borrowings and securities sold under agreements to repurchase increased modestly to $409.2 million at March 31, 2019, from $408.9 million at December 31, 2018. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.

The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year at March 31, 2019 (dollars in thousands):

Year	Amount	Weighted Average Rate
2019	$98,502	1.48%
2020	90,000	1.65%
2021	70,000	1.80%
2022	45,000	2.29%
2023	87,500	2.89%
Thereafter	12,500	3.00%
	$403,502	2.02%

Total stockholders’ equity increased by $13.0 million to $679.4 million at March 31, 2019, from $666.4 million at December 31, 2018. The increase was attributable to net income of $8.8 million for the three months ended March 31, 2019, a $2.7 million increase related to ESOP and equity award activity, and a $6.2 million decrease in unrealized losses on our debt securities available-for-sale portfolio, partially offset by dividend payments of $4.7 million.
Asset Quality

The following table details total originated and acquired (excluding PCI) non-accrual loans, non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at March 31, 2019 and December 31, 2018 (dollars in thousands):

	March 31, 2019	December 31, 2018
Non-accrual loans:
Held-for-investment
Real estate loans:
Commercial	$6,708	$7,291
One-to-four family residential	1,059	1,129
Multifamily	456	566
Home equity and lines of credit	150	151
Commercial and industrial	55	25
Total non-accrual loans	8,428	9,162
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
One-to-four family residential	33	33
Total loans delinquent 90 days or more and still accruing	33	33
Total non-performing assets	$8,461	$9,195
Non-performing loans to total loans	0.26%	0.28%
Non-performing assets to total assets	0.19%	0.21%
Loans subject to restructuring agreements and still accruing	$16,243	$16,390
Accruing loans 30 to 89 days delinquent	$8,652	$8,562

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $8.7 million and $8.6 million at March 31, 2019, and December 31, 2018, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at March 31, 2019 and December 31, 2018 (dollars in thousands):

	March 31, 2019	December 31, 2018
Held-for-investment
Real estate loans:
Commercial	$4,272	$2,377
One-to-four family residential	3,843	4,120
Multifamily	—	2,018
Construction and land	25	—
Home equity and lines of credit	362	—
Commercial and industrial loans	142	45
Other loans	8	2
Total delinquent accruing loans held-for-investment	$8,652	$8,562

PCI Loans (Held-for-Investment)

At March 31, 2019, 7.7% of PCI loans were past due 30 to 89 days, and 27.0% were past due 90 days or more, as compared to 10.0% and 23.3%, respectively, at December 31, 2018.

About Northfield Bank

Northfield Bank, founded in 1887, operates 40 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three Months Ended
	March 31,		December 31,
	2019	2018	2018
Selected Financial Ratios:
Performance Ratios(1)
Return on assets (ratio of net income to average total assets) (7)	0.79%	1.04%	0.91%
Return on equity (ratio of net income to average equity) (7)	5.29	6.61	6.00
Average equity to average total assets	14.97	15.79	15.18
Interest rate spread	2.33	2.71	2.43
Net interest margin	2.63	2.93	2.72
Efficiency ratio(2)	62.67	57.18	55.08
Non-interest expense to average total assets	1.73	1.71	1.44
Non-interest expense to average total interest-earning assets	1.85	1.82	1.53
Average interest-earning assets to average interest-bearing liabilities	125.54	128.55	126.72
Asset Quality Ratios:
Non-performing assets to total assets	0.19	0.16	0.21
Non-performing loans(3) to total loans(4)	0.26	0.18	0.28
Allowance for loan losses to non-performing loans held-for-investment	324.85	463.05	299.06
Allowance for loan losses to originated loans held-for-investment, net(5)	0.97	1.04	0.99
Allowance for loan losses to total loans held-for-investment, net(6)	0.84	0.83	0.85

(1)	Annualized when appropriate.

(2)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(3)	Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCI loans), and are included in total loans held-for-investment, net.

(4)	Includes originated loans held-for-investment, PCI loans, and acquired loans.

(5)	Excludes PCI loans and acquired loans held-for-investment, and related reserve balances.

(6)	Includes PCI and acquired loans held-for-investment.
(7) The three months ended March 31, 2019, December 31, 2018, and March 31, 2018, include excess tax benefits of $93,000, $514,000, and $869,000, respectively, related to the exercise or vesting of equity awards. Excess tax benefits will fluctuate based on the Company's stock price and timing of employee stock option exercises and vesting of other share-based awards.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	March 31, 2019	December 31, 2018
ASSETS:
Cash and due from banks	$14,166	$15,147
Interest-bearing deposits in other financial institutions	71,659	62,615
Total cash and cash equivalents	85,825	77,762
Trading securities	9,759	8,968
Debt securities available-for-sale, at estimated fair value	894,272	808,031
Debt securities held-to-maturity, at amortized cost	9,448	9,505
Equity securities	1,465	1,280
Originated loans held-for-investment, net	2,727,852	2,678,877
Loans acquired	509,116	546,150
Purchased credit-impaired (PCI) loans held-for-investment	18,892	20,143
Loans held-for-investment, net	3,255,860	3,245,170
Allowance for loan losses	(27,486)	(27,497)
Net loans held-for-investment	3,228,374	3,217,673
Accrued interest receivable	13,205	12,959
Bank owned life insurance	155,031	154,135
Federal Home Loan Bank of New York stock, at cost	22,517	22,517
Operating lease right-of-use assets	43,500	—
Premises and equipment, net	25,211	25,605
Goodwill	38,411	38,411
Other assets	28,429	31,586
Total assets	$4,555,447	$4,408,432

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$3,375,205	$3,286,512
Federal Home Loan Bank advances and other borrowings	409,244	408,891
Lease liabilities	47,414	3,763
Advance payments by borrowers for taxes and insurance	20,723	18,007
Accrued expenses and other liabilities	23,421	24,820
Total liabilities	3,876,007	3,741,993
Total stockholders’ equity	679,440	666,439
Total liabilities and stockholders’ equity	$4,555,447	$4,408,432

Total shares outstanding	49,773,796	49,635,673
Tangible book value per share (1)	$12.86	$12.63

(1)
Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $966,000 and $1.0 million at March 31, 2019, and December 31, 2018, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended
	March 31,		December 31
	2019	2018	2018
Interest income:
Loans	$32,590	$30,787	$32,905
Mortgage-backed securities	4,074	2,726	3,718
Other securities	1,865	502	1,685
Federal Home Loan Bank of New York dividends	402	414	443
Deposits in other financial institutions	535	253	197
Total interest income	39,466	34,682	38,948
Interest expense:
Deposits	10,247	5,211	8,887
Borrowings	1,889	1,927	2,057
Total interest expense	12,136	7,138	10,944
Net interest income	27,330	27,544	28,004
Provision for loan losses	59	34	607
Net interest income after provision for loan losses	27,271	27,510	27,397
Non-interest income:
Fees and service charges for customer services	1,140	1,214	1,275
Income on bank owned life insurance	896	954	918
Gains/(losses) on securities, net	1,241	161	(1,593)
Other	37	76	40
Total non-interest income	3,314	2,405	640
Non-interest expense:
Compensation and employee benefits	11,020	9,117	7,121
Occupancy	3,282	3,096	3,035
Furniture and equipment	259	256	257
Data processing	1,263	1,224	1,484
Professional fees	747	763	924
Advertising	764	611	911
FDIC insurance	277	297	253
Other	1,592	1,762	1,792
Total non-interest expense	19,204	17,126	15,777
Income before income tax expense	11,381	12,789	12,260
Income tax expense	2,610	2,344	2,314
Net income	$8,771	$10,445	$9,946
Net income per common share:
Basic	$0.19	$0.23	$0.21
Diluted	$0.19	$0.22	$0.21
Basic average shares outstanding	46,940,903	45,780,027	46,698,667
Diluted average shares outstanding	47,288,160	46,999,775	47,013,958

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	March 31, 2019			December 31, 2018			March 31, 2018
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,218,277	$32,590	4.11%	$3,198,288	$32,905	4.08%	$3,132,162	$30,787	3.99%
Mortgage-backed securities (3)	627,377	4,074	2.63	588,201	3,718	2.51	486,045	2,726	2.27
Other securities (3)	246,802	1,865	3.06	232,777	1,685	2.87	91,268	502	2.23
Federal Home Loan Bank of New York stock	21,729	402	7.50	23,128	443	7.60	24,820	414	6.76
Interest-earning deposits in financial institutions	92,538	535	2.34	47,190	197	1.66	82,341	253	1.25
Total interest-earning assets	4,206,723	39,466	3.80	4,089,584	38,948	3.78	3,816,636	34,682	3.69
Non-interest-earning assets	286,313			243,019			243,054
Total assets	$4,493,036			$4,332,603			$4,059,690

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,857,654	$4,794	1.05%	$1,767,276	$3,907	0.88%	$1,682,346	$2,143	0.52%
Certificates of deposit	1,101,865	5,453	2.01	1,037,437	4,980	1.90	821,860	3,068	1.51
Total interest-bearing deposits	2,959,519	10,247	1.40	2,804,713	8,887	1.26	2,504,206	5,211	0.84
Borrowed funds	391,365	1,889	1.96	422,422	2,057	1.93	464,750	1,927	1.68
Total interest-bearing liabilities	3,350,884	12,136	1.47	3,227,135	10,944	1.35	2,968,956	7,138	0.98
Non-interest bearing deposits	379,642			397,022			404,990
Accrued expenses and other liabilities	90,012			50,820			44,608
Total liabilities	3,820,538			3,674,977			3,418,554
Stockholders' equity	672,498			657,626			641,136
Total liabilities and stockholders' equity	$4,493,036			$4,332,603			$4,059,690

Net interest income		$27,330			$28,004			$27,544
Net interest rate spread (4)			2.33%			2.43%			2.71%
Net interest-earning assets (5)	$855,839			$862,449			$847,680
Net interest margin (6)			2.63%			2.72%			2.93%
Average interest-earning assets to interest-bearing liabilities			125.54%			126.72%			128.55%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Securities available-for-sale and other securities are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.